Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Marc Holliday

President and Chief Executive Officer

(212) 594-2700

or

Michelle LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN AGREES TO ACQUIRE

ONE MADISON AVENUE

FROM METLIFE

CREDIT SUISSE FIRST BOSTON PROVIDES FINANCING

New York, NY – March 30, 2005 – SL Green Realty Corp. (NYSE: SLG) announced today that it has entered into an agreement to acquire the fee interest in One Madison Avenue from Metropolitan Life Insurance Company (MetLife) for $918 million. One Madison Avenue consists of two contiguous buildings - the South Building and the North Tower - totaling approximately 1.4 million square feet. The transaction is scheduled to close in approximately 30 days.

Originally constructed by MetLife as its headquarters, One Madison Avenue is one of Manhattan’s earliest skyscrapers and has had only one owner since its inception. The building is situated on approximately 1.93 acres overlooking Madison Square Park, occupying an entire city block between Madison Avenue and Park Avenue South between 23rd and 24th Streets. It is one of the few high quality office buildings in New York City with direct park frontage and is considered the visual centerpiece of Midtown South. One Madison Avenue is principally leased to Credit Suisse First Boston (USA), Inc. (CSFB) which occupies the facility as part of its headquarters campus.

The acquisition continues SL Green’s strategy of capitalizing on corporate divestitures of real estate, most recently highlighted by the Company’s acquisition of properties sold by the McGraw-Hill Companies (1221 Avenue of the Americas) and TIAA-CREF (485 Lexington Avenue and 750 Third Avenue).

Commenting on the acquisition, Andrew Mathias, Chief Investment Officer of SL Green, noted that the acquisition provides three distinct opportunities for value creation to shareholders:

(1)          The South Building consists of approximately 1.2 million square feet, and offers floor plates of approximately 91,000 square feet - which are ideal for large corporate users and a unique product in Midtown Manhattan. The building is 95.5% net leased to CSFB through 2020. The high credit quality of CSFB underpins the investment with a 15-year securitizable revenue stream.

(2)          The North Tower, which was completed in 1909 and is a Landmark property, contains 41 stories consisting of 267,000 square feet and is zoned for residential and office use. SL Green and CSFB currently intend to physically separate the South Building and the North Tower and convert the North Tower to residential condominium units. The property offers spectacular views throughout the building, which are protected by Madison Square Park. This coupled with small floor plates and high ceilings makes the building an ideal candidate for residential use. Mr. Mathias noted, “The Company has participated in a number of residential conversions through its structured finance portfolio and through investment in its commercial real estate specialty finance REIT affiliate, Gramercy Capital Corp. We consider this to be one of the most unique conversion opportunities in Manhattan.”

(3)          Air rights associated with the property could provide for the development of approximately 470,000 square feet of additional space. This would enable the Company to take advantage of a substantial additional development opportunity in the Flatiron District, which we believe has become one of the most fashionable neighborhoods in Manhattan. The Flatiron District offers a wealth of amenities, superior transportation convenience, and premier cultural and recreational venues.

The Company stated that CSFB’s tenancy and capital commitments provided a competitive advantage with respect to enhanced financeability of the office lease, unlocking of the residential value, and allowing for a significant development opportunity if underlying air rights are ultimately utilized. Additionally, given its intimate knowledge of the properties and its leases, CSFB was able to provide the most attractive and flexible financing in what was a highly sought after debt assignment. SL Green will use up to $805 million of financing to fund the acquisition and development of the project, of which the Company has obtained $690 million of 15-year fixed rate financing.

SL Green will initially own 100% of the office component of the project but intends to bring in a partner for up to a 50% interest consistent with previous joint venture arrangements. SL Green and CSFB will share in the profits of the residential component.

Marc Holliday, President and Chief Executive Officer of SL Green, stated, “We are thrilled that

MetLife had the confidence to select SL Green as the new steward of One Madison, an asset that the firm has owned for nearly 100 years, and is a significant part of MetLife’s storied history. We also are extremely happy with this acquisition that provides a steady stream of earnings for years to come from this trophy asset, along with substantial upside in conversion and development opportunities. By identifying the most cost efficient capital and tailoring the appropriate ownership structure, we believe we have again upgraded the quality of our portfolio and positioned ourselves for solid future earnings growth.”

Darcy Stacom, William Shanahan, and Paul Leibowitz of CB Richard Ellis acted as exclusive agents for MetLife on the sale of One Madison Avenue.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan commercial office properties. The Company’s portfolio consists of 29 properties aggregating approximately 17.4 million square feet. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.